                                       November 13, 1996

James R. Mieszala
21335 Cliffside Drive
Kildeer, Illinois  60047

Dear Mr. Mieszala:

     Reference is made to the Employment Agreement between Health Management, Inc. ("HMI") and James R. Mieszala ("Mieszala") entered into as of September 9, 1996 (the "Employment Agreement").

     This will confirm our agreement that the merger (the "Merger") and other transactions contemplated by (i) the Merger Agreement dated as of the date hereof between HMI, Transworld Home HealthCare, Inc. ("Transworld") and a wholly-owned subsidiary of Transworld, (ii) the Stock Purchase Agreement (the "Stock Purchase Agreement") dated the date hereof between HMI and Transworld and
(iii) the Debt Purchase Agreement dated the date hereof between Transworld and HMI's senior lenders will not constitute a "Change in Control" as such term is used in the Employment Agreement and will not constitute a material reduction in the scope and/or authority of Mieszala's duties with HMI within the meaning of the Employment Agreement, provided that notwithstanding all other agreements and understandings, including those contained in the above documents, the following conditions are met (all payments specified in clauses (i)-(iv) below are subject to the requirement that Mieszala's employment shall not have been terminated prior to the scheduled date of the payment by HMI for "cause" (as defined in the Employment Agreement) or voluntarily by Mieszala and are in lieu of any severance payments to which Mieszala would otherwise be entitled under the Employment Agreement): (i) on January 2, 1997, HMI shall pay Mieszala $50,000 by check; (ii) upon consummation of the Merger, Transworld shall issue to Mieszala stock options for 50,000 shares of Transworld common stock at an exercise price equal to the fair market value of Transworld's common stock on the effective date of the Merger, which options will vest (provided that Mieszala is employed by HMI on the applicable vesting date) one-third upon issuance, one-third on the first anniversary of issuance and one-third on the second anniversary of issuance; (iii) on June 30, 1997, HMI shall pay Mieszala $50,000 by check; (iv) on January 2, 1998, HMI shall pay Mieszala $225,000 by check; (v) after termination of Mieszala's employment, the provisions of paragraph 17(a)(1) of the Employment Agreement shall be deemed null and void and shall not be enforceable against Mieszala; (vi) Mieszala shall continue to receive during his employment with HMI through June 30, 1998 the same base salary, bonus eligibility and employee benefits as set

James R. Mieszala                                                         Page 2

forth in the Employment Agreement; (vii) if Mieszala is employed by HMI through June 30, 1998, and thereafter Mieszala's employment with HMI is terminated by HMI or Mieszala voluntarily elects to terminate his employment with HMI, HMI shall continue to pay Mieszala an amount equal to Mieszala's base salary for a period of twelve months (in lieu of and not in addition to other amounts payable under the Employment Agreement), payable in periodic installments in accordance with HMI's regular payroll practices (it being understood that Mieszala shall have no obligation to seek or accept other work during this period and his acceptance of other work shall not cause his payments to be reduced); (viii) the employment situs provisions as set forth in paragraph 3 of the Employment Agreement shall not be changed; (ix) Transworld and HMI shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Transworld or HMI to expressly assume and agree to perform its obligations under this Agreement; and (x) Mieszala will continue to serve as Chief Operating Officer of HMI with the same duties and responsibilities such position had prior thereto, and such duties and responsibilities shall not be reduced in scope or authority. Any payments to which Mieszala is entitled hereunder shall be subject to withholding, social security, payroll and other applicable taxes and deductions.

     Except as set forth above, the Employment Agreement shall remain in full force and effect.

                                       Very truly yours,

                                       Health Management, Inc.

                                       By: /s/ W. James Nicol
                                       Name: W. James Nicol
                                       Title: Chief Executive Officer

Accepted and agreed to:

James R. Mieszala

/s/ James R. Mieszala

James R. Mieszala                                                         Page 3

                                    Guaranty

     Transworld agrees that if the Merger occurs, Transworld will guarantee the payment of all monies due or that may become due to Mieszala from HMI hereunder.

                                       Transworld Home HealthCare, Inc.

                                       By: /s/ Vincent J. Caruso
                                       Name: Vincent J. Caruso
                                       Title: Executive Vice President